Exhibit 2.1


                      PLAN AND AGREEMENT OF REORGANIZATION

                                     BETWEEN

                      KAFUS ENVIRONMENTAL INDUSTRIES, INC.


                                       AND


                           HYATON COMPANY INCORPORATED


                             DATED NOVEMBER 2, 1998




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                                TABLE OF CONTENTS

1.  TRANSFER OF CAMDEN AGRO SHARES.............................................1
    1.1    Transfer and Delivery of Camden Agro Shares.........................1

2.  ISSUANCE OF HYATON SHARES..................................................1

    2.1    Issuance and Delivery of Hyaton Shares to Kafus.....................1
    2.2    Issuance of Additional Hyaton Shares to Kafus.......................1
    2.3    Issuance and Delivery of Hyaton Shares to Securities
           Trading Services, Inc...............................................2

3.  CLOSING....................................................................2
    3.1    Closing of Transaction; Closing Date................................2
    3.2    Deliveries on the Closing Date by Hyaton............................2
    3.3    Deliveries on the Closing Date by Kafus.............................3
    3.4    Filings; Cooperation................................................3

4.  REPRESENTATIONS AND WARRANTIES BY HYATON...................................3
    4.1    Representations and Warranties of Hyaton............................3
           a.     Organization and Good Standing of Hyaton.....................3
           b.     Capitalization...............................................3
           c.     Subsidiaries.................................................4
           d.     Financial Statements.........................................4
           e.     Absence of Undisclosed Liabilities...........................4
           f.     Litigation...................................................4
           g.     Compliance with Laws.........................................4
           h.     Employees....................................................4
           i.     Assets.......................................................5
           j.     Tax Matters..................................................5
           k.     Contracts....................................................5
           l.     Operating Authorities........................................5
           m.     Books and Records............................................5
           n.     Authority to Execute Agreement...............................5
           o.     Finder's, Broker's, Consulting Fees..........................5
           p.     OTC Bulletin Board Listing...................................6
           q.     Validity of Hyaton Common Stock..............................6
    4.2    Disclosure..........................................................6

5.  REPRESENTATIONS AND WARRANTIES BY KAFUS....................................6
    5.1     Representations and Warranties of Kafus............................6
            a.     Organization and Good Standing..............................6
            b.     No Lien or Encumbrances on Camden Agro Shares...............6
            c.     Authority to Execute Agreement..............................6


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6.      REGISTRATION RIGHTS AND REGISTRATION STATEMENT UNDER THE
        SECURITIES EXCHANGE ACT OF 1934........................................7
        6.1    Registration....................................................7
        6.3    Expenses of Registration........................................7
        6.4    Registration Procedures.........................................7
        6.5    Indemnification In Connection With Registration
               Statement.......................................................7

7.      CONDUCT OF PARTIES PENDING CLOSING.....................................8
        7.1    Conduct of Hyaton Business Pending Closing......................8

8.      CONDITIONS PRECEDENT TO CLOSING........................................9
        8.1    Conditions Precedent to Closing.................................9

9.      ADDITIONAL COVENANTS OF THE PARTIES....................................9
        9.1    Cooperation.....................................................9
        9.2    Expenses........................................................9
        9.3    Publicity.......................................................9
        9.4    Confidentiality................................................10
        9.5    Indemnification................................................10
        9.6    Post-Closing Covenants.........................................10

10.     TERMINATION...........................................................11
        10.1   Mutual Termination.............................................11

11.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................11
        11.1   As to Hyaton...................................................11
        11.2   As to Kafus....................................................11

12.     MISCELLANEOUS.........................................................11
        12.1   Entire Agreement; Amendments...................................11
        12.2   Binding Agreement..............................................12
        12.3   Indemnification; Issuance of Additional Shares.................12
        12.4   Attorney's Fees................................................12
        12.5   Severability...................................................12
        12.6   Governing Law..................................................12
        12.7   Notices........................................................12
        12.8   Counterparts; Signatures.......................................13

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                      PLAN AND AGREEMENT OF REORGANIZATION

        This PLAN AND AGREEMENT OF REORGANIZATION ("Agreement") is entered into as of this 2nd day of November, 1998, by and between Kafus Environmental Industries, Ltd., a British Columbia corporation ("Kafus") and Hyaton Company Incorporated, a Nevada corporation ("Hyaton").

                             PLAN OF REORGANIZATION

        The transaction contemplated by this Agreement is intended to be a "tax free" exchange (the "Share Exchange") as contemplated by the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Hyaton wishes to acquire and Kafus wishes to transfer all of its common shares, par value $.01 per share, of Camden Agro-Systems, Inc., an Ontario corporation ("Camden Agro") which are currently held by Kafus (the "Camden Agro Shares"), representing ninety percent (90%) of the outstanding common shares of Camden Agro, in exchange for the issuance of 20 million shares of Hyaton's voting common stock, par value $0.01 per share (the "Hyaton Common Stock" or the "Hyaton Shares"). Unless otherwise stated, references to dollars ($) herein shall mean United States dollars.

                                    AGREEMENT

1.      TRANSFER OF CAMDEN AGRO SHARES

        1.1 Transfer and Delivery of Camden Agro Shares. Kafus agrees to transfer and deliver to Hyaton on the Closing Date (as defined in Section 3.1 hereof ) all of its Camden Agro Shares, representing nine thousand (9,000) common shares or ninety percent (90%) of all of the outstanding common shares of Camden Agro, in exchange for twenty million (20,000,000) shares of Hyaton Common Stock, to be issued to Kafus on the Closing Date, subject to subsequent increase as provided in Sections 2.2 and 12.3 hereof.

2.      ISSUANCE OF HYATON SHARES

        2.1 Issuance and Delivery of Hyaton Shares to Kafus. As consideration for the transfer, assignment, conveyance, and delivery of the Camden Agro Shares hereunder, on the Closing Date, Hyaton shall issue and deliver to Kafus twenty million (20,000,000) shares of Hyaton Common Stock valued, for the purposes of this Agreement, at $1,000,000.

        2.2 Issuance of Additional Hyaton Shares to Kafus. During the period beginning on the Closing Date and ending upon the earlier of: (i) two (2) years from the Closing Date, and (ii) eighteen (18) months from the commencement of commercial operations by a Camden Agro plant (the "Measurement Period"), Hyaton shall issue and deliver to Kafus one (1) additional share of Hyaton Common Stock for each $.20 of aggregate earnings before interest, taxes, depreciation, and


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amortization  accumulated  during  the  Measurement  Period,  as  determined  in accordance with generally accepted accounting principles consistently applied. Any shares of Hyaton Common Stock to be issued and delivered to Kafus pursuant to this provision shall be delivered to Kafus within ninety (90) days of the conclusion of the Measurement Period.

        2.3 Issuance and Delivery of Hyaton Shares to Securities Trading Services, Inc. In connection with the Share Exchange and as a finder's fee, on the Closing Date Hyaton shall issue and deliver 500,000 shares of Hyaton Common Stock to Securities Trading Service, Inc. ("STS").

3.      CLOSING

        3.1 Closing of Transaction; Closing Date. The closing of the Share Exchange (the "Closing") shall take place when all of the conditions precedent provided for in Section 8.1 to the Closing shall have been satisfied or waived and all deliveries provided for in Sections 3.2. and 3.3. have been made, which shall occur on or before November __, 1998, at 11:00 a.m., Pacific Standard Time (the "Closing Date"), unless another date shall be mutually agreed upon by the parties. The Closing shall take place at the offices of Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, California, and simultaneously at such other places mutually agreed to by the parties.

        3.2 Deliveries on the Closing Date by Hyaton. Provided that all of the terms and conditions of this Agreement have been satisfied, Hyaton shall deliver or cause to be delivered to Kafus the following on or before the Closing Date:

               (a) a copy of the Board Minutes and/or Consent of Hyaton's Board of Directors authorizing Hyaton to take the necessary steps toward closing the transaction described by this Agreement;

               (b) a copy of a Certificate of Good Standing for Hyaton issued not more than ten (10) days prior to the Closing Date by the Nevada Secretary of State;

               (c) share certificates representing 20,000,000 shares of Hyaton Common Stock in the name of Kafus pursuant to the terms and conditions of this Agreement;

               (d) a certificate signed by Hyaton's President dated as of the Closing Date stating that all of Hyaton's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived;

               (e) letters of resignation from both Daniel Hodges and Frank Anjakos, current members of the Board of Directors of Hyaton, and a consent resolution appointing four new members to the Board of Directors of which three members shall be nominated by Kafus and one member shall be nominated by Camden Agro; and

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               (f)  share  certificates  representing  500,000  shares of Hyaton
Common Stock in the name of STS pursuant to the terms and conditions of this Agreement.

        3.3 Deliveries on the Closing Date by Kafus. Provided that all of the terms and conditions of this Agreement have been satisfied, Kafus shall deliver, or cause to be delivered, to Hyaton the following on or before the Closing Date:

               (a) certificates representing the Camden Agro Shares sufficiently endorsed by stock power for transfer in the name of Hyaton, or any nominee(s) as may be designated by Hyaton, in the aggregate amount of 9,000 Common Shares;

               (b) a copy of the Board Minutes and/or Consents of Kafus' Board of Directors authorizing Kafus to take the necessary steps toward Closing the transaction described by this Agreement;

               (c) a certificate signed by Kafus' Chief Executive Officer dated as of the Closing Date stating that all of Kafus's representations and warranties set forth in this Agreement are true and correct and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived.

        3.4 Filings; Cooperation. Hyaton and Kafus shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transaction contemplated by this Agreement.

4.      REPRESENTATIONS AND WARRANTIES BY HYATON

        4.1 Representations and Warranties of Hyaton. Subject to the schedules, attached hereto and incorporated herein by this reference (which schedules shall be acceptable to Kafus), as of the date of this Agreement, Hyaton represents and warrants to Kafus as follows:

               a. Organization and Good Standing of Hyaton. The Articles of Incorporation of Hyaton and all amendments thereto as presently in effect, and the Bylaws of Hyaton as presently in effect, have been delivered to Kafus and are complete and correct, and since the date of such delivery, there has been no amendment, modification, or other change thereto.

               b. Capitalization. Hyaton's authorized capital stock currently consists of 100,000,000 shares of voting common stock, of which 7,059,000 are validly issued, fully paid, non-assessable, and outstanding, and 25,000,000 shares of Preferred Stock, of which none are issued and outstanding. All shares that have been issued and are outstanding have been validly issued

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(including, without limitation, issued in compliance with all applicable federal and state securities laws) and are fully paid and nonassessable. Hyaton has no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, contracts, or other rights or agreements obligating Hyaton either directly or indirectly to issue, sell, purchase, or redeem any securities of Hyaton.

               c. Subsidiaries. Hyaton has no subsidiaries and no other investments, direct or indirect, or other financial interest in any other corporation or business organization, joint venture, or partnership of any kind whatsoever.

               d. Financial Statements. Hyaton has delivered to Kafus its financial statements at and for each of the fiscal years ended December 31, 1996 and 1997 and for the period ended April 30, 1998 ("collectively "Financial Statements") as set forth as Schedule 4.1(d). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of Hyaton as of the date and for the periods indicated therein and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Financial Statements, in light of the circumstances under which they were made, not misleading. Since the date of the Financial Statements, there has not been any change in the business, properties, prospects, or financial condition of Hyaton except, as of the date of this Agreement, Hyaton has less than $50 in cash.

               e. Absence of Undisclosed Liabilities. Hyaton has no liabilities as of the Closing Date.

               f. Litigation. There are no outstanding orders, judgments, injunctions, awards, or decrees of any court, governmental or regulatory body, or arbitration tribunal, against Hyaton or its properties. There are no actions, suits, or proceedings pending, or, to the knowledge of Hyaton, threatened against or affecting Hyaton, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in connection with the business, operations, or affairs of Hyaton, which might result in any adverse change in the operations or financial condition of Hyaton, or which might prevent or impede the consummation of the transaction under this Agreement.

               g. Compliance with Laws. To the best of its knowledge, the operations and affairs of Hyaton do not violate any law, ordinance, rule, or regulation currently in effect, or any order, writ, injunction, or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial condition, or operations of Hyaton.

               h. Employees. There are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, or arrangements between Hyaton and any of its directors, officers, or employees, and there is no written employment, consulting, severance, or indemnification agreements between Hyaton on the one hand, and any current or former directors, officers, or employees of Hyaton on the other hand. Except for Daniel Hodges, the President of Hyaton, and Frank Anjakos, the Secretary of Hyaton, Hyaton has no employees.

               i. Assets. Hyaton has no assets other than cash of less than $50.

               j. Tax Matters. All federal, foreign, state, and local tax returns, reports, and information statements required to be filed by or with respect to the activities of Hyaton have been timely filed. Such returns, reports, and information statements are true and correct in all material respects insofar as they relate to the activities of Hyaton.

               k. Contracts. Hyaton is not a party to or is bound by any contracts, agreements, or commitments.

               l. Operating Authorities. To the best of its knowledge, Hyaton has all material operating authorities, governmental certificates and licenses, permits, authorizations, and approvals (collectively, the "Permits") required to conduct its business as presently conducted. Since its inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

               m. Books and Records. The books and records of Hyaton are complete and correct, are maintained in accordance with good business practice, and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving Hyaton which properly should have been set forth therein and which have not been accurately so set forth.

               n. Authority to Execute Agreement. The Board of Directors of Hyaton, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Hyaton of this Agreement, and has duly agreed to the transaction hereby contemplated. Hyaton has the power and authority to execute and deliver this Agreement, to approve the transaction hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. Hyaton has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise, in order to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon Hyaton in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Hyaton, or any agreement, stipulation, order, writ, injunction, decree, law, rule, or regulation applicable to Hyaton.

               o. Finder's, Broker's, Consulting Fees. Hyaton is not liable or obligated to pay any finder's, agent's, broker's, or consultant's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, other than a finder's fee to be paid to STS in an amount equal to two-and-one-half percent (2 1/2 %) of the number of shares to be issued to Kafus, or 500,000 total shares.

               p. OTC Bulletin Board Listing. Hyaton has applied and its Common Stock is qualified to be listed for quotation on the OTC Bulletin Board, and Hyaton has not been informed or has no knowledge that its Common Stock will not be eligible for continued quotation on the OTC Bulletin Board.

               q. Validity of Hyaton Common Stock. The shares of Hyaton Common Stock to be issued pursuant to this Agreement: (i) will be upon issuance, free and clear of any security interest, liens, claims or other encumbrances created by Hyaton or any other person; (ii) have been duly and validly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid, and non-assessable; (iii) will not have been issued or sold in violation of any preemptive or similar rights; and (iv) will not be subject the holder thereof to personal liability by reason of being such holders.

        4.2 Disclosure. As of the date of this Agreement, Hyaton has disclosed all events, conditions, and facts affecting the business and prospects of Hyaton. Hyaton has not withheld knowledge of any such events, conditions, or facts which Hyaton knows, or has reasonable grounds to know, may affect Hyaton's business and prospects. No representation or warranty by Hyaton in this Agreement nor any certificate, exhibit, schedule, or other written document or statement, furnished to Kafus by Hyaton in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.      REPRESENTATIONS AND WARRANTIES BY KAFUS

        5.1 Representations and Warranties of Kafus. Kafus represents and warrants to Hyaton as follows:

               a. Organization and Good Standing. Kafus is a corporation duly organized, validly existing, and in good standing under the laws of the province of British Columbia.

               b. No Lien or Encumbrances on Camden Agro Shares. The Camden Agro Shares owned by Kafus and to be delivered to Hyaton shall be free and clear of all liens, mortgages, pledges, encumbrances, or charges, whether disclosed or undisclosed, except as Hyaton and Kafus shall have otherwise agreed in writing.

               c. Authority to Execute Agreement. The Board of Directors of Kafus, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Kafus of this Agreement, and has duly agreed to the transaction hereby contemplated. Kafus has the power and authority to execute and deliver this Agreement, to approve the transaction hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. Kafus has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise, to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon Kafus. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Kafus, or any agreement applicable to Kafus.

6.      REGISTRATION RIGHTS AND REGISTRATION STATEMENT UNDER THE
        SECURITIES EXCHANGE ACT OF 1934

        6.1 Registration. Within ninety (90) days of the Closing Date, Hyaton shall prepare and file a registration statement with the Securities and Exchange Commission ("Commission") registering all twenty million (20,000,000) Hyaton Shares issued to Kafus and five hundred thousand (500,000) shares of Common Stock of Hyaton issue to STS pursuant to the this Agreement (hereinafter referred to as the "Registrable Securities"). In this respect, and in connection with all Registrable Securities, Hyaton will, as soon as practicable, use its best efforts to have such registration statement declared effective. Furthermore, within ninety days of the issuance of those additional Hyaton Shares as provided in Section 2.2 hereof, Hyaton shall prepare and file a registration statement with the Commission registering all such Hyaton Shares issued to Kafus under Section 2.2.

               In addition, Kafus shall have the right to one piggy-back registration to register the Registrable Securities in the event Hyaton subsequently files a registration statement registering its shares of Common Stock.

        6.2 Registration Statement Under the Securities Exchange Act of 1934. In addition to the registration statement required by Section 6.1, within ninety
(90) days of the Closing Date, Hyaton shall prepare and file a registration statement with the Commission registering Hyaton Common Stock under the Securities Exchange Act of 1934.

        6.3 Expenses of Registration. All registration expenses relating to the Registrable Securities incurred in connection with any registration, qualification, or compliance pursuant to this Sections 6.1 and 6.2 shall be borne by Hyaton.

        6.4 Registration Procedures. Hyaton will keep Kafus advised in writing as to the initiation of registration and as to the completion thereof including without limitation all filings with and all correspondence from the Commission.

        6.5    Indemnification In Connection With Registration Statement.

               a. Hyaton will indemnify and hold harmless Kafus and each of its directors and officers against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Kafus and its directors and officers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action.

               b. If Kafus is entitled to indemnification under this Section 6.5, Kafus shall give notice to Hyaton after Kafus has actual knowledge of any claim as to which indemnity may be sought, and shall permit Hyaton to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for Hyaton, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by Kafus (whose approval shall not unreasonably be withheld or delayed), and Kafus may participate in such defense at its own expense (except in the event Kafus may not be represented by the counsel retained by Hyaton due to a conflict of interest, in which case Hyaton shall pay the counsel fees incurred by Kafus), and provided further that the failure of Kafus to give notice as provided herein shall not relieve Hyaton of its obligations under this Section 6.5. Hyaton, in the defense of any such claim or litigation, shall not, except with the consent of Kafus, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Kafus of a release from all liability in respect to such claim or litigation alleged by such claimant or plaintiff. Kafus shall furnish such information regarding itself or the claim in question as Hyaton may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

               c. The indemnification provided for under this Agreement will survive the transfer of Registrable Securities by Kafus.

7.      CONDUCT OF PARTIES PENDING CLOSING

        7.1 Conduct of Hyaton Business Pending Closing. Hyaton covenants that pending the Closing Date:

            a.  Hyaton's business will be conducted only in the ordinary course.

            b. No change will be made in Hyaton's Articles of Incorporation or Bylaws other than such changes as may be first approved in writing by Kafus.

            c. Hyaton will not consider any inquiries or proposals relating to the possible merger or reorganization of Hyaton or its assets, except to the extent that they may be legally obligated to do so in which case Kafus would be notified in writing.

            d. No contract or commitment will be entered into by or on behalf of Hyaton or indebtedness otherwise incurred, except with the prior written approval by Kafus.

            e. No dividends shall be declared, no stock bonuses or options shall be granted, and no increases in compensation to employees, including officers, shall be declared and no new employment agreements shall be entered into with officers or directors of Hyaton, except with prior written approval by Kafus.

            f. Subject to the protection provided by Section 9.4 herein, Hyaton has given or will give to Kafus, its accountants, attorneys, and other representatives, full access during normal business hours throughout the period prior to the Closing Date, to all of Hyaton's properties, books, contracts, commitments, and records, and has furnished Kafus during such period with all such information concerning Hyaton's affairs as Kafus may reasonably request.

8.      CONDITIONS PRECEDENT TO CLOSING

        8.1 Conditions Precedent to Closing. All obligations of Kafus and Hyaton under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of all conditions set forth herein, including, but not limited to, receipt by the appropriate party of all deliveries required by Section 3 herein, and fulfillment, prior to the Closing Date, of each of the following conditions:

               a. Each of Hyaton's, and Kafus' representations, warranties, and covenants contained in this Agreement shall be true at the time of the Closing Date as though such representations, warranties, and covenants were made at such time.

               b. Hyaton shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing Date.

9.      ADDITIONAL COVENANTS OF THE PARTIES

        9.1 Cooperation. Hyaton and Kafus will cooperate with each other and their respective agents in carrying out the transactions contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party.

        9.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, finder's and consultant's fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

        9.3 Publicity. Prior to the Closing Date, any written news releases and/or other shareholder communication by any party pertaining to this Agreement or the transactions contemplated herein shall be submitted to the other parties for their review and approval prior to such news release and/or other shareholder communication provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

        9.4 Confidentiality. While each party is obligated to provide access to and furnish information in accordance with this Agreement, it is understood and agreed that such disclosure and information obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director, or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry. This Section 9.4 shall survive the execution and delivery of this Agreement, the Closing, and the consummation of the transaction called for by this Agreement and shall be limited to the time period of three (3) years.

        9.5    Indemnification.

               a. Daniel L. Hodges shall personally indemnify and hold harmless Hyaton and Kafus and each of their directors and officers against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any claims, acts, breaches, omissions, debts, contracts, torts, judgments, liabilities, or causes of action of every kind and nature, which relate to or arise out of any act, event, or omission of Hyaton or their directors or officers prior to the Closing Date, and shall reimburse Hyaton and Kafus and their directors and officers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action.

               b. Hyaton shall indemnify and hold harmless Hodges against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any claims, acts, breaches, omissions, debts, contracts, torts, judgments, liabilities, or causes of action of every kind and nature, which relate to or arise out of any act, event, or omission of Hyaton occurring subsequent to the Closing Date, and shall reimburse Hodges for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

        9.6 Post-Closing Covenants. The parties hereto agree to the following covenants to be performed after the Closing:

               a. Within 30 days after the Closing, Hyaton shall conduct a private placement of Hyaton Common Stock at market prices in order to raise in the aggregate up to one million dollars ($1,000,000). Kafus and Hyaton shall use reasonable efforts in finding potential investors to invest in the private placement. The remaining terms and conditions with respect to the issuance of additional Hyaton shares of common stock shall be subject to approval by the newly constituted board of directors. The proceeds from the private placement shall be used for general corporate and working capital purposes.

               b. Effective as of the Closing Date, the current members of Hyaton's board of directors shall take all steps necessary to set the authorized number of directors to four (4), of which one (1) director shall be nominated by Camden Agro, and three (3) directors shall be nominated by Kafus.

               c. In accordance with the terms of Section 2.2 hereof, and on the date designated therein, Hyaton shall issue and deliver to Kafus such number of shares of Hyaton Common Stock as provided under Section 2.2.

10.     TERMINATION

        10.1 Mutual Termination. Hyaton and Kafus may agree to mutually terminate this Agreement prior to the Closing without any liability to each other.

        10.2 Termination for Breach or Misrepresentation. If either party breaches any of its obligations hereunder, or if either party's representations are discovered to be materially false prior to the Closing, the non-breaching party may, at its sole option, terminate the transactions proposed to be effected under this Agreement.

11.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        11.1 As to Hyaton. The representations and warranties of Hyaton contained herein shall survive the execution and delivery of this Agreement, the Closing, and the consummation of the transaction called for by this Agreement for a period of 2 years from the date of this Agreement, unless a lesser time period is specified.

        11.2 As to Kafus. The representations and warranties of Kafus contained herein shall survive the execution and delivery of this Agreement, the Closing, and the consummation of the transaction called for by this Agreement for a period of 2 years from the date of this Agreement unless a lesser time period is specified.

12.     MISCELLANEOUS

        12.1 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to this Agreement.

        12.2 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors in interest; provided, that neither this Agreement nor any right hereunder shall be assignable by Kafus or Hyaton without the prior written consent of the other parties.

        12.3  Indemnification;  Issuance of Additional  Shares.  Notwithstanding
Section 9.5 hereof, Hyaton covenants and agrees to defend, indemnify, and hold harmless each of the officers, directors, employees, agents, and advisors of Kafus, as such persons existed prior to the Closing Date (collectively, the "Kafus Indemnitees") from and against any loss, liability, damage, or expense (including reasonable attorney's fees and costs) which the Kafus Indemnitees may suffer, sustain or become subject to, as a result of a breach of any representation, warranty, or covenant by Hyaton contained in this Agreement. In recognition that after the consummation of this Agreement that Kafus shall be the controlling shareholder of Hyaton and may not be adequately compensated for any loss, liability, damage, or expense which the Kafus Indemnitees may suffer as a result of any breach of any representation warranty, or covenant by Hyaton, at the sole election of Kafus, Kafus may unwind the transactions effected pursuant to this Agreement, or Kafus may require Hyaton to issue to Kafus, without further consideration, additional shares of Hyaton Common Stock in a number equal to the loss, liability, damage or expense incurred by Kafus divided by five cents ($.05).

        12.4 Attorney's Fees. Except as otherwise provided for in Section 12.3 above, in the event of any controversy, claim, or dispute among the parties to this Agreement arising out of or relating to this Agreement or breach thereof, each party hereto shall pay its own legal expenses, attorney's fees, and costs.

        12.5 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect on any other provisions hereof.

        12.6 Governing Law. In any action or proceeding arising out of or related to this Agreement, the laws of British Columbia shall be followed, without regard to the application of conflicts of laws provisions.

        12.7 Notices. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after five (5) days if sent via mail, postage prepaid; the next day if sent by overnight courier service; or upon completion of transmission if sent by facsimile to the following:

        If to Hyaton:

        Mr. Daniel L. Hodges, President
        Hyaton Company Incorporated
        5505 North Indian Trail
        Tucson, Arizona  85750
        Fax: 520-577-7197

        If to Kafus:

        Mr. Mike McCabe, President
        Kafus Environmental Industries, Inc.
        270 Bridge Street
        Dedham, MA 95051
        Fax:  781-326-5105

        12.8 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a party and sent to the other parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


KAFUS ENVIRONMENTAL INDUSTRIES, INC.


By:____________________________________________
Its:___________________________________________


HYATON COMPANY INCORPORATED


By:____________________________________________
Its:___________________________________________


DANIEL L. HODGES (with respect to Section 9.5(a) hereof)



Daniel L. Hodges